Exhibit 99.1

November 16, 2017

By Email and FedEx

Mr. Terry Barr

Chief Executive Officer

Samson Oil and Gas Limited

1331 17th Street, Suite 710

Denver, CO 80202

By Email Only

Mr. John Carey

Senior Director

NYSE Regulation

11 Wall Street

New York, NY 10005

Re: Appeal of Samson Oil & Gas Limited (“Samson or the “Company”) Docket No. 17-04 (D)

Dear Mr. Barr and Mr. Carey:

By letter dated September 14, 2017, the staff of NYSE Regulation (the “Staff”), on behalf of NYSE American LLC (the “Exchange”), notified the Company of its determination to prohibit the continued listing of the Company’s American Depositary Shares on the Exchange and to initiate delisting proceedings. On September 20, 2017, the Company requested, in accordance with Part 12 of the Exchange Company Guide, a Listing Qualifications Panel (the “Panel”), of the Exchange’s Committee for Review be convened to review this determination. On November 8, 2017, the Panel held a hearing on the basis of written and oral presentations made by the Company and the Staff.1 The Panel now unanimously affirms the Staff’s determination to delist the common stock of the Company.

The Panel agrees with – and the Company does not dispute – the Staff’s analysis that the Company’s financial performance has been and continues to be below the applicable continued listing standards set forth in Sections 1003(a)(i) and Section 1003(a)(ii) of the Company Guide. When the Company reported a stockholders’ equity deficit of $197,183 as of December 31, 2015 and net losses in four of the five fiscal quarters ended June 30, 2015, the Staff afforded the Company 18 months, the maximum period permitted under Exchange rules, to remediate the deficiencies and return to compliance with the applicable continued listing standards. To remediate the deficiencies and comply with the applicable continued listing standards, the Company would have had to demonstrate positive shareholders’ equity of at least $4 million. On May 2, 2017, the Staff informed the Company that it also had fallen out of compliance with Section 1003(a)(iii) of the Company Guide because it failed to maintain stockholders’ equity of at least $6 million and had net losses in its five most recent fiscal years. It is undisputed that the Company has been out of compliance with Exchange continued listing standards for over 20 months. As of June 30, 2017 the Company reported shareholder equity of approximately only $3 million. The 18 month remediation period ended on September 14, 2017 and the Company failed to demonstrate that it had regained compliance with the continued listing standards of the Exchange.

1 See the Staff’s written pre-hearing submission, dated November 1, 2017 and the Company’s written pre-hearing submissions, dated October 20, 2017 and November 8, 2017, which the Panel has reviewed and considered. In addition, the Company and the Staff made oral presentations to the Panel at the hearing on November 8, 2017.

On the day of the hearing, the Company submitted a memorandum summarizing the status of various initiatives it hoped would enable it to regain compliance with the shareholder equity threshold. At the hearing, the Company further described those initiatives, but frankly acknowledged that none had yet been accomplished and recognized that, although it was optimistic, it was uncertain that any of them in fact would succeed. The Company nevertheless requested an extension of time to remain listed while it pursues these uncertain transactions. The Panel appreciated the presentation by the Company, but ultimately is bound to enforce the continued listing standards of the Company Guide.

Section 1009 of the Company Guide sets a maximum of eighteen months for a company to regain compliance with continued listing standards after Staff notification of non-compliance, after which point the Staff’s initiation of delisting proceedings is mandatory. The Panel’s discretion is not different in scope than the Staff’s, and it therefore cannot provide additional time for the Company to bring itself into compliance with the continued listing standards.2

The Company may request review of the Panel decision by the full Committee for Review. The fee for such review is $10,000. The request for review and the required fee must be made in writing and received within 15 calendar days from the date of this letter. Please note that the fee is non-refundable and must be paid by certified check payable to “NYSE American LLC.” In accordance with Section 1205 of the Company Guide, the Company will be deemed to have waived the opportunity for review if the fee has not been submitted to the Exchange within 15 calendar days.

2 The Panel (and the Staff) could theoretically determine that delisting proceedings for a company should be discontinued, but that would only appear to be appropriate in the case where restoration of compliance had already been achieved by the time of the hearing or was unambiguously imminent. Here, discontinuing these proceedings would be tantamount to granting an indeterminate extension of time beyond the maximum eighteen month compliance period authorized by the Company Guide. The Panel believes that to take such action would be inappropriate in this case.

A request for review, including the required fee, must be made to:

Amy Mauro

Intercontinental Exchange/NYSE 11 Wall Street, 19th Floor

New York, New York 10005

[Redacted]

A request for review by the full Committee for Review, however, will not operate as a stay of the Panel’s decision. Accordingly, the Exchange will suspend trading in the Company’s common stock as soon as practicable, in accordance with Section 1204(d) of the Company Guide, and will file an application with the SEC to strike the Company’s common stock from listing and registration on the Exchange when and if authorized, in accordance with Sections 1205(g), 1206(d) and/or 1206(e) of the Company Guide.3

Please be further advised that any decision of the full Committee for Review may be called for review by the Exchange Board of Directors, pursuant to Section 1205 of the Company Guide, not later than its next meeting that is 15 calendar days or more following the date of the decision by the Committee for Review.

It is recommended that the Company consult with legal counsel as to its disclosure obligations under the federal securities laws or otherwise with respect to this decision.

Sincerely,

/s/ Daniel Z. Mollin

Daniel Z. Mollin

cc:	Robyn Lamont, Chief Financial Officer, Samson Oil and Gas Limited Tanya Hoos, Senior Director, NYSE Regulation
Joseph Pisano, Manager, NYSE Regulation

3 Questions regarding the suspension process should be directed to Tanya Hoos, Senior Director - Regulation, Phone: [Redacted]; E-mail: [Redacted].